Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Jana Haynes	Julie Craven
(507) 437-5248	(507) 437-5345
jlhaynes@hormel.com	media@hormel.com

HORMEL FOODS REPORTS RECORD FIRST QUARTER RESULTS

AUSTIN, Minn. (February 20, 2014) – Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal year 2014 first quarter.  All comparisons are to the first quarter of fiscal 2013.

HIGHLIGHTS

First Quarter

♦            Record diluted EPS of $0.57, up 19 percent from $0.48 per share

♦            Segment operating profit increased 20 percent

♦            Record dollar sales of $2.2 billion, increased 6 percent; volume up 2 percent

♦            Grocery Products operating profit up 13 percent; volume up 24 percent (volume down 3 percent excluding sales of SKIPPY® products); dollar sales up 20 percent (dollar sales down 2 percent excluding sales of SKIPPY® products)

♦            Refrigerated Foods operating profit up 59 percent; volume down 1 percent; dollar sales up 6 percent

♦            Jennie-O Turkey Store operating profit up 1 percent; volume flat; dollar sales up 2 percent

♦            Specialty Foods operating profit down 11 percent; volume down 10 percent; dollar sales down 16 percent

♦            International & Other operating profit up 32 percent; volume up 19 percent (volume up 6 percent excluding sales of SKIPPY® products); dollar sales up 24 percent (dollar sales up 12 percent excluding sales of SKIPPY® products)

The company reported fiscal 2014 first quarter net earnings of $153.3 million, up 18 percent from net earnings of $129.7 million a year earlier. Diluted earnings per share for the quarter were $0.57, up 19 percent compared to $0.48 last year.  Sales for the quarter were $2.2 billion, up 6 percent from the same period in fiscal 2013.

COMMENTARY

“We achieved excellent results in the first quarter, posting an earnings per share increase of 19 percent over last year, with sales up 6 percent.  Four of our five segments generated growth in sales and operating profits as we continue to deliver quality products with trusted brands to our customers and consumers,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.

“Our recently acquired SKIPPY® peanut butter business was a strong contributor to our Grocery Products segment results this quarter. Our Refrigerated Foods segment benefited from strong demand for our products and positive pork operating margins,” commented Ettinger.  “While our Jennie-O Turkey Store segment experienced more favorable feed costs this quarter, the savings were offset by weaker live production performance driven by extreme, sustained cold weather.  Our International & Other segment registered excellent sales and earnings growth led by export sales of our SPAM® family of products and SKIPPY® peanut butter products.  As anticipated, our Specialty Foods team was unable to post increases this quarter as it rebuilds its product portfolio.”

SEGMENT OPERATING HIGHLIGHTS – FIRST QUARTER

Grocery Products (18% of Net Sales, 23% of Total Segment Operating Profit)

Despite higher beef and pork input costs compressing the margins of many core products, Grocery Products segment profit increased 13 percent.  Sales were up 20 percent this quarter, aided by the addition of the SKIPPY® peanut butter line of products and increases in HORMEL® bacon toppings, HORMEL® chili and the HERDEZ® line of products within our MegaMex Foods joint venture.  Sales of our SPAM® family of products and HORMEL® COMPLEATS®  microwave meals were soft this quarter.

Refrigerated Foods (50% of Net Sales, 35% of Total Segment Operating Profit)

Refrigerated Foods delivered excellent results this quarter, with segment profit up 59 percent, driven by higher pork operating margins, continued strong demand for our bacon products, and growth in our foodservice business.  Sales for the quarter were up 6 percent, led by retail sales of BLACK LABEL® bacon items, HORMEL® REV® snack wraps, and LLOYDS® ribs along with foodservice sales of HORMEL® FIRE BRAISEDTM meats and OLD SMOKEHOUSE® Pecanwood Smoked Bacon.

Jennie-O Turkey Store (18% of Net Sales, 24% of Total Segment Operating Profit)

The Jennie-O Turkey Store segment made additional investments in its brand this quarter, kicking off a new MAKE THE SWITCH® media campaign in January featuring lean ground turkey.  Sales for the quarter increased 2 percent, led by sales of JENNIE-O TURKEY STORE® fresh lean ground turkey tray packs and chubs and turkey bacon.  Jennie-O Turkey Store segment profit increased 1 percent, with the benefit of lower feed costs offset by lower live production performance due to sustained, extreme cold weather.

Specialty Foods (9% of Net Sales, 9% of Total Segment Operating Profit)

The Specialty Foods segment posted operating profits 11 percent lower than last year with a 16 percent decrease in sales.  Lower segment results were due to the July 2013 expiration of the agreement allowing Diamond Crystal Brands to sell certain sugar substitutes into foodservice trade channels.

International & Other (5% of Net Sales, 9% of Total Segment Operating Profit)

The International & Other segment reported strong segment profits 32 percent ahead of last year, on a sales increase of 24 percent. Results were driven by robust export sales of our SPAM® and SKIPPY® product lines.

OUTLOOK

“Our Refrigerated Foods segment has momentum heading into the second quarter as macro conditions remain favorable,” said Ettinger.  “Our team continues to deliver growth in our value-added businesses.  We’ve achieved distribution gains with our new SKIPPY® peanut butter business over the past year, both in domestic and international markets, and we continue to generate growth with innovative products such as HORMEL® REV® snack wraps and HORMEL® FIRE BRAISEDTM meats.”

“We are anticipating tighter pork raw material supplies over the next few months, but the overall impact to our industry remains to be seen,” said Ettinger.  “Unusually cold weather and higher fuel costs will continue to inflate cost of goods in our Jennie-O Turkey Store segment in the second and third quarters,” commented Ettinger.

“We are pleased with the strong first quarter results achieved by our team, and expect to continue to deliver sales and earnings growth through the year.  Taking all factors into consideration, we are maintaining our 2014 earnings per share guidance range of $2.17 to $2.27,” concluded Ettinger.

DIVIDENDS

Effective February 14, 2014, the company paid its 342nd consecutive quarterly dividend, at the annual rate of $0.80.

CONFERENCE CALL

A conference call will be webcast at 8:00 a.m. CT on Thursday, February 20, 2014. Access is available at www.hormelfoods.com. The call will also be accessible via telephone by dialing 877-941-8609 and providing the access code 4664913.  An audio replay is available by calling 800-406-7325 and entering access code 4664913.  The audio replay will be available beginning at 10:30 a.m. CT on Thursday, February 20, 2014, through 11:59 p.m. CT on March 6, 2014.  The Webcast replay will be available at 10:30 a.m. CT, Thursday, February 20, 2014, and archived for one year.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P Dividend Aristocrats for 2013, Maplecroft Climate Innovation Indexes, Global 1000 Sustainable Performance Leaders and in 2013 was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the fifth year in a row. Hormel Foods has been recognized on the G.I. Jobs magazine list of America’s Top 100 Military Friendly Employers in 2012 and 2013.  The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors on pages 26 - 30 in the company’s Annual Report for the fiscal year ended October 27, 2013, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2014 First Quarter Segment Operating Results (dollars in thousands)

	FIRST QUARTER – 13 WEEKS ENDED

NET SALES	January 26, 2014	January 27, 2013	% Change
Grocery Products	$401,520	$334,140	20.2
Refrigerated Foods	1,128,421	1,063,401	6.1
Jennie-O Turkey Store	399,400	390,334	2.3
Specialty Foods	195,979	233,845	(16.2)
International & Other	117,352	94,521	24.2
Total	$2,242,672	$2,116,241	6.0

OPERATING PROFIT
Grocery Products	$56,342	$49,913	12.9
Refrigerated Foods	85,299	53,790	58.6
Jennie-O Turkey Store	59,545	58,945	1.0
Specialty Foods	21,255	23,761	(10.5)
International & Other	22,557	17,111	31.8
Total segment operating profit	244,998	203,520	20.4
Net interest and investment expense (income)	1,921	1,284	49.6
General corporate expense	8,916	6,644	34.2
Noncontrolling interest	1,110	1,329	(16.5)
Earnings before income taxes	$235,271	$196,921	19.5

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Thirteen Weeks Ended
	January 26, 2014	January 27, 2013

Net sales	$2,242,672	$2,116,241

Cost of products sold	1,844,030	1,772,048

GROSS PROFIT:	398,642	344,193

Selling, general and administrative	166,189	155,831

Equity in earnings of affiliates	4,739	9,843

OPERATING INCOME:	237,192	198,205

Other income & expenses:
Interest & investment income	1,173	1,810
Interest expense	(3,094)	(3,094)

EARNINGS BEFORE INCOME TAXES:	235,271	196,921

Provision for income taxes	80,813	65,876
(effective tax rate)	34.35%	33.45%

NET EARNINGS	154,458	131,045
Less: net earnings attributable to noncontrolling interest	1,110	1,329
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$153,348	$129,716

NET EARNINGS PER SHARE
Basic	$0.58	$0.49
Diluted	$0.57	$0.48

WEIGHTED AVG SHARES OUT
Basic	263,752	263,944
Diluted	270,224	269,140

DIVIDENDS DECLARED
PER SHARE	$0.20	$0.17

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

January 26, 2014	October 27, 2013

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$639,844	$434,014
Accounts receivable	505,024	551,500
Inventories	924,500	967,977
Deferred income taxes	73,543	73,543
Prepaid expenses	13,888	13,000
Other current assets	10,034	7,379

TOTAL CURRENT ASSETS	2,166,833	2,047,413

INTANGIBLES	1,340,463	1,312,565

OTHER ASSETS	592,353	600,569

PROPERTY, PLANT & EQUIPMENT, NET	967,521	955,333

TOTAL ASSETS	$5,067,170	$4,915,880

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$824,525	$784,009

LONG-TERM DEBT – LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	568,214	565,292

SHAREHOLDERS’ INVESTMENT	3,424,431	3,316,579

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$5,067,170	$4,915,880

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Thirteen Weeks Ended
	January 26, 2014	January 27, 2013
OPERATING ACTIVITIES
Net earnings	$154,458	$131,045
Depreciation and amortization of intangibles	31,760	29,844
Decrease (increase) in working capital	122,019	(7,776)
Other	6,055	(11,300)
NET CASH PROVIDED BY OPERATING ACTIVITIES	314,292	141,813

INVESTING ACTIVITIES
Sale of trading securities	-	77,558
Acquisitions of businesses/intangibles	(41,401)	-
Net purchases of property/equipment	(32,760)	(19,134)
Decrease in investments, equity in affiliates, and other assets	4,028	7,919
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(70,133)	66,343

FINANCING ACTIVITIES
Dividends paid on common stock	(44,833)	(39,438)
Other	7,548	36,483
NET CASH USED IN FINANCING ACTIVITIES	(37,285)	(2,955)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,044)	88
INCREASE IN CASH AND CASH EQUIVALENTS	205,830	205,289
Cash and cash equivalents at beginning of year	434,014	682,388
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$639,844	$887,677